Exhibit 35

a)

[OCWEN logo}

ANNUAL SERVICER COMPLIANCE STATEMENT PURSUANT TO ITEM 1123 OF
REGULATION AB

March 8, 2007

RE: CSFB HEMT 2006-2

For the fiscal year ended December 31, 2006 (the "Reporting Period"), Ocwen Loan
Servicing, LLC ("OLS") furnishes this annual servicer compliance statement pursuant to
Item 1123 of Regulation AB, indicating its compliance with the servicing standards of the
Securities & Exchange Commission as set forth in Regulation AB, 17 CFR 229.1100, et seq., ("Regulation AB"). In this regard, make the following representations, which are true to the best of my knowledge and belief in all material respects.

1. A review of the servicing activities of OLS during the Reporting Period, and of its performance under the Servicing Agreement dated as of April 28, 2006 (the
"Agreement"), has been performed under my supervision.

2. To the best of my knowledge, based on this review, OLS has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

By: /s/ Ronald M. Faris
Name: Ronald M. Faris
Title: President

Ocwen Loan Servicing LLC
1661 Worthington Road Suite 100
Centrepark West
West Palm Beach, FL 33409

b)

[PNCBANK logo]

Annual Statement of Compliance

Re: Assessment of compliance for services provided pursuant to the Servicing Agreement dated as of April 28, 2006 (the "Agreement"), among PNC Bank, NA as servicer (the
"Servicer"), Home Equity Mortgage Trust 2006-2 (the "Issuer"), and U.S. Bank National
Association as indenture trustee (the "Indenture Trustee").

The undersigned hereby certifies that:

1. I, Neal J. Heiss, am an authorized officer of the Servicer

2. A review of Servicer's activities, during the period from April 28, 2006, the date of the agreement, to December 31, 2006 (the "Reporting Period"), has been made under my supervision.

3. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period, except for the material noncompliance as noted in the Report on Assessment of
Compliance with Regulation AB Servicing Criteria, where instances of noncompliance were identified and disclosed with respect to criteria set forth in Section
229.1122(d)(4)(iv) and 229.1122(d)(4)(ix), respectively, of the Code of Federal
Regulations. These instances of material noncompliance were a result of a loan boarding process which relied on information provided electronically to the Servicer from DLJ
Mortgage Capital, Inc. (the "Seller"), in information provided electronically to the
Servicer from DLJ Mortgage Capital, Inc. (the "Seller"), in accordance with the
Servicer's agreement with the Seller. As a result, payments on pool assets were not being applied in accordance with the related pool asset documents as well as adjustments to interest rates with variable rates not being computed or applied based on the related pool asset documents. Specifically, numerous instances were identified where late charges, various fees (return item fees, stop payment fees, pre-payment penalty fees, over-limit fees, wire transfer fees, annual fee), and payment posting priority may not have been applied in accordance with the related pool asset documents. In addition, numerous instances were identified where interest rate indices, interest rate margins, and the timing of interest rate index changes were not being computed or applied in accordance with the related pool asset documents. The Servicer has worked with the Seller and has modified the loan boarding process to prevent continued noncompliance with the specified servicing criteria, and all identified instances of noncompliance have been corrected by the Servicer.

Date: March 21, 2007

By: /s/ Neal J. Heiss

Neal J Heiss
Senior Vice President
General Manager Consumer Loan Operations

A member of The PNC Financial Services Group
Consumer Loan Center 2730 Liberty Avenue Pittsburgh Pennsylvania 15222

c)

(SPS LOGO)
Agreement: Wilshire Credit Corporation, as Servicer, Ocwen Loan Servicing,
LLC, as Servicer, PNC Bank, N.A., as Servicer, Select Portfolio
Servicing, Inc., as Special Servicer - Home Equity Mortgage Trust
2006-2, as Issuer and U.S. Bank National Association, as Indenture
Trustee - Servicing Agreement - Home Equity Mortgage Trust
2006-2

Dated:
April 28, 2006

ANNUAL STATEMENT AS TO COMPLIANCE

In accordance with the applicable section in each of the Pooling and Servicing
Agreements specified:
i.
a review of the activities of the Special Servicer during the year ended
December 31, 2006 and of performance under this Agreement has been made under such officers' supervision; and
ii.
to the best of such officers' knowledge, based on such review, the Special
Servicer has fulfilled all of its obligations and no default has occurred under this Agreement throughout such year.

By:
Select Portfolio Servicing, Inc.
As Special Servicer

/s/ Matthew L. Hollingsworth
Matthew L. Hollingsworth
Chief Executive Officer
March 16, 2007

d)
(Wilshire logo)

P.O. Box 30040; Los Angeles, CA 90030-0040
or P.O. Box 650314; Dallas, TX 75265-0314
Correspondence
P.O. Box 8517; Portland, OR 97207-8517
Phone
(503) 952-7947
(888) 502-0100
Fax
(503) 952-7476
Web Site
www.wfsg.com

March 29, 2007

Credit Suisse
11 Madison Avenue, 4
th
Floor
New York, NY 10010
Attn: Adam Loskove

U.S. Bank National Association (By Overnight Mail)
60 Livingston Avenue
Mail Code EP-MN-WS3D
St. Paul, Minnesota 55107-2292
Attn: Structured Finance, K. Frideres
Re:
Servicing Agreement (the "Agreement") dated as April 28, 2006 among Wilshire Credit
Corporation, as Servicer, Ocwen Loan Servicing, LLC, as Servicer, PNC Bank, N.A., as
Servicer, Select Portfolio Servicing, Inc., as Special Servicer, Home Equity Mortgage Trust
2006-2, as Issuer, and U.S. Bank National Association, as Indenture Trustee, Series ABSC
HEMT 2006-2, Pool 644
I, Ken Frye, Senior Vice President, Loan Servicing of Wilshire Credit Corporation (the
"Servicer"), hereby certify that:
i. A review of the activities of the Servicer during the preceding calendar year and of the performance of the Servicer under this Agreement has been made under my supervision, and
ii.
To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year or a portion thereof, or if there has been a failure to fulfill any such obligation in any material respect, I have specified below each such failure known to me and the nature and status thereof.
Wilshire Credit Corporation,
as Servicer
By: /s/ Ken Frye
Name: Ken Frye
Title: Senior Vice President Loan Servicing